Exhibit 4.4

To:	Fly Leasing Limited (“Fly”)

1 May 2018

Ladies and Gentlemen,

We BNP PARIBAS, CITIBANK, N.A., COMMONWEALTH BANK OF AUSTRALIA, SINGAPORE BRANCH, DEUTSCHE BANK AG, SINGAPORE BRANCH and/or their respective affiliates (the “Underwriters”) are pleased to set out in this Letter the terms and conditions on which we are willing to arrange, manage the primary syndication of and underwrite the Facility.  This Letter amends and restates in its entirety that certain commitment letter dated 28 February 2018 between Fly and the Underwriters.

In this Letter:

“AAB Side Letter” means that certain side letter dated 28 February 2018 between the Underwriters and AAB.

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company and, where such term is used in paragraph 9 (No Front-running) only, each of the directors, officers and employees of that person or of any such subsidiary or holding company (including any sales and trading teams).

“BBAM Side Letter” means that certain side letter dated 28 February 2018 between the Underwriters and BBAM.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and New York.

“Facility Documents” means a facility agreement and related documentation (based on the terms set out in the Term Sheet and this Letter) in form and substance satisfactory to the Underwriters.

“Free to Trade Time” means the time the Underwriters notify the Syndication Lenders of their final allocations in the Facility.

“Mandate Documents” means this Letter, the Term Sheet, the AAB Side Letter, the BBAM Side Letter and any other fee letters or side letters executed by the Parties hereto on the date hereof with respect to the Facility.

“Successful Syndication” means the Underwriters each reduce their participation in the Facility to a final hold of not more than US$67.87mm (pro rata across Tranche A1 and Tranche A2).

“Syndication” means the primary syndication of the Facility.

“Syndication Lenders” means the parties participating as Lenders in Syndication.

“Syndication Period” means the period from 28 February 2018 to the date falling six months after the later of (i) the date on which the Facility Documents are entered into, and (ii) the date on which the Syndication process has commenced in accordance with paragraph 6 (Syndication).

“Term Sheet” means the term sheet attached to this Letter as an appendix.

“Underwriting Proportion” means, in relation to an Underwriter, the Underwriting Proportion set out opposite its name in paragraph 3.1.

Unless a contrary indication appears, a term defined in any Mandate Document has the same meaning when used in this Letter.

1.	Appointment

1.1	Fly hereby appoints the Underwriters as exclusive arrangers, underwriters and bookrunners in connection with Syndication of the Facility.

1.2	Until this mandate terminates in accordance with paragraph 14 (Termination):

(a)	no other person shall be appointed as mandated lead arranger, underwriter, bookrunner, documentation agent or facility agent;

(b)	no other titles shall be awarded; and

(c)	except as provided in the Mandate Documents, no other compensation shall be paid to any person,

in connection with the Facility without the prior written consent of each of the Underwriters.

2.	Conditions

2.1	This offer to arrange, manage the primary syndication of and underwrite the Facility is made on the terms of the Mandate Documents and is subject to satisfaction of the following conditions:

(a)	compliance by Air Asia Berhad (“AAB”), BBAM LP (“BBAM”) and Fly with all the terms of each Mandate Document in all material respects;

(b)
each of the representations and warranties made by AAB and Fly in connection with the transaction contemplated in the Mandate Documents (the “Proposed Transaction”) (including, but not limited to, those set out in paragraph 7 (Information)) being correct in all material respects;

(c)
preparation, execution and delivery of the Facility Documents incorporating the terms set forth in the Term Sheet and customary terms not inconsistent with the Mandate Documents and reasonably satisfactory to the Underwriters by no later than 90 days after 28 February 2018 or any later date agreed between Fly and each of the Underwriters (the “Facility Execution Date”);

(d)
completion by each of the Underwriters of client identification procedures (including, if necessary, identification of directors and major shareholders of Fly, the Borrower and HoldCo (as defined in the Term Sheet) and each of the HoldCo’s subsidiaries (each, an “Obligor”) as well as each Lessee (as defined in the Term Sheet)) in compliance with applicable money laundering rules by the Facility Execution Date;

(e)
the Sale & Purchase Agreement entered into between (among others) Asia Aviation Capital Limited (“AACL”), AAB and Fly, and all conditions precedent pursuant thereto (and no provision of the Sale & Purchase Agreement shall be waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Underwriters without the consent of each Underwriter) as of the Facility Execution Date;

(f)
satisfactory completion of KYC due diligence and adoption of entities relevant to the transaction required by the Underwriters to their satisfaction pursuant to customary compliance procedures, including without limitation any relevant Anti Financial Crime compliance and sanctions screening approvals as of the Facility Execution Date;

(g)
it not being illegal or unlawful in any applicable jurisdiction of an Underwriter for such Underwriter to (or for any Affiliate of any such Underwriter if that Underwriter were to) perform any of its obligations as contemplated by the Mandate Documents or fund, provide or maintain its participation under the Facility;

(h)
AACL, AAB, Fly and all other Obligors obtaining all necessary regulatory and corporate governance approvals in connection with the Facility and the related acquisition transaction from any relevant authorities or entities in any relevant jurisdictions by the Facility Execution Date; and

(i)
simultaneously with the execution of the Facility Documents, a wholly owned subsidiary of Incline B Aviation Limited Partnership or one of its affiliates, shall enter into a loan facility agreement with the Underwriters related to the acquisition of a separate 35 aircraft portfolio from AACL.

3.	Underwriting Proportions

3.1	Each Underwriter hereby provides a commitment to Fly and the Borrower in the Underwriting Proportions of each of the Underwriters in respect of the Facility as follows:

Underwriter	Underwriting Proportion (%)	Maximum Commitment (US$ million)

BNP PARIBAS	28.6%	166.48

CITIBANK, N.A.	28.6%	166.48

DEUTSCHE BANK AG, SINGAPORE BRANCH	28.6%	166.48

COMMONWEALTH BANK OF AUSTRALIA, SINGAPORE BRANCH	14.2%	82.80

Total	100%	582.2

For the avoidance of doubt, these Underwriting Proportions are divided proportionately across Tranche A1 and Tranche A2.

3.2	The obligations of the Underwriters under the Mandate Documents are several. No Underwriter is responsible for the obligations of any other Underwriter.

3.3
In addition, the Underwriters will have the right to execute interest rate hedges with the Borrower at a pre-agreed Swap Margin of 8 basis points.  Each Underwriter shall be entitled to participate pro rata based on the principal amount of their commitments and Loans.

4.	Clear Market

4.1
During the Syndication Period, neither Fly nor any of its subsidiaries (each, a “Relevant Entity”) shall announce, enter into discussions to raise, raise or attempt to raise any other financing for the Aircraft or any other aircraft on lease to AAB family airlines in the international or any relevant domestic loan market(s) without the prior written consent of each of the Underwriters.

4.2
During the period from 28 February 2018 to the earlier of (a) 28 May 2018 and (b) the date the Underwriters on an aggregate basis reduce their participation in the Facility by 40% or more from their aggregate Underwriting Proportions, no Relevant Entity shall announce, enter into discussions to raise, raise or attempt to raise any other financing for any aircraft in the international or any relevant domestic loan market(s) without the prior written consent of each of the Underwriters, provided that the foregoing restriction shall not apply to (a) the back-leveraging in the bank market on a bilateral basis of up to two aircraft owned by Fly on an unencumbered basis and (b) the financing of up to three non-AAB family airline aircraft in the bank market on a bilateral basis).

5.	Payments

All payments to be made under the Mandate Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Underwriters notify to Fly;

(b)
shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law.  If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)
are exclusive of any value added tax or similar charge (“VAT”).  If VAT is chargeable, Fly shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

6.	Syndication

6.1
The Underwriters shall, in consultation with Fly, decide on the strategy to be adopted for Syndication (including timing and the selection of potential Lenders) and the Underwriters shall, unless otherwise stated in this Letter, in consultation with Fly, manage all other aspects of the Syndication.  Subject to any applicable confidentiality agreement between Fly and the Underwriters, Fly authorises the Underwriters to discuss the terms of the Facility with, and to disclose those terms to, potential Lenders to facilitate the Syndication.  Any Lenders participating in the syndicate shall be subject to the consent of Fly, not to be unreasonably withheld; provided that, Fly’s consent shall not be required in the case of any institution listed in Appendix 5 to the Term Sheet.

6.2	The Underwriters shall determine when to close Syndication.

6.3
Throughout the Syndication Period, AAB and Fly shall, and shall ensure that the other Obligors will, give any assistance which the Underwriters reasonably require in relation to Syndication including, but not limited to:

(a)
the preparation of an information memorandum prior to the date of the Facility Documents containing all relevant information (including projections) including, but not limited to, information about the Proposed Transaction and how the proceeds of the Facility will be applied (the “Information Memorandum”);

(b)	providing any information reasonably requested by the Underwriters or potential Lenders in connection with Syndication;

(c)
making available the senior management and representatives of Fly, AAB and the Obligors for the purposes of giving presentations to, and participating in meetings with, potential Lenders at such times and places as the Underwriters may reasonably request; and

(d)	using commercially reasonable efforts to ensure that Syndication benefits from the existing lending relationships of AAB and Fly.

7.	Information

7.1	Fly represents and warrants that:

(a)
any factual information provided to the Underwriters by or on behalf of it or any other Obligor (including for the purposes of preparing the Information Memorandum) (the “Information”) is true and accurate in all material respects as at the date it is provided or as at the date (if any) at which it is stated;

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect; and

(c)
any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions made on the date of the preparation of such projections.

7.2
The representations and warranties set out in paragraph 7.1 are deemed to be made by Fly daily by reference to the facts and circumstances then existing commencing on 28 February 2018 and continuing until the date the Facility Documents are signed.

7.3
Fly shall promptly notify the Underwriters in writing if any representation and warranty set out in paragraph 7.1 is incorrect or misleading in any material respect and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct in all material respects when made.

7.4	Fly acknowledges that the Underwriters will be relying on the Information without carrying out any independent verification.

8.	Indemnity

8.1

(a)
Whether or not the Facility Documents are signed, Fly agrees that it will within ten Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the Proposed Transaction (or any part thereof) or any other transaction contemplated by any Mandate Document or any Facility Document;

(ii)	the use of the proceeds of the Facility (or any part thereof);

(iii)	any Mandate Document or any Facility Document; and/or

(iv)	the arranging, syndication or underwriting of the Facility (or any part thereof).

(b)
Fly will not be liable under paragraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

(c)	For the purposes of this paragraph 8:

“Indemnified Person” means each Underwriter, in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

8.2	No Underwriter shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1.

8.3

(a)
Fly and the Borrower agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it or any of its Affiliates for or in connection with anything referred to in paragraph 8.1 above except, following Fly and the Borrower agreeing to the Mandate Documents, for any such cost, expense, loss or liability incurred by Fly or the Borrower that results directly from any breach by that Indemnified Person of any Mandate Document or any Facility Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

(b)
Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to Fly or the Borrower or any of their respective Affiliates or anyone else for special, indirect, consequential or punitive damages or losses.

(c)	Each of Fly and the Borrower represents to the Underwriters that:

(i)
it is acting for its own account and it has made its own independent decisions to enter into the Proposed Transaction and as to whether the Proposed Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)
it is not relying on any communication (written or oral) from any or all of the Underwriters as investment advice or as a recommendation to enter into the Proposed Transaction, it being understood that information and explanations related to the terms and conditions of the Proposed Transaction shall not be considered investment advice or a recommendation to enter into the Proposed Transaction.  No communication (written or oral) received from either or both of the Underwriters shall be deemed to be an assurance or guarantee as to the expected results of the Proposed Transaction;

(iii)
it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Proposed Transaction.  It is also capable of assuming, and assumes, the risks of the Proposed Transaction; and

(iv)	no Underwriter is acting as a fiduciary for or as an adviser to it in connection with the Proposed Transaction.

8.4
The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 17.2 and 19 (Governing Law and Jurisdiction).

9.	No Front-running

Each of the Underwriters agrees and acknowledges that:

(a)	it shall not, and shall procure that none of its Affiliates shall, engage in any Front Running;

(b)	if it or any of its Affiliates engages in any Front Running, the other Underwriter may suffer loss or damage;

(c)	if it or any of its Affiliates engages in any Front Running the other Underwriter retains the right not to allocate to it a participation under the Facility;

(d)	it confirms that neither it nor any of its Affiliates has engaged in any Front Running.

For the purposes of this paragraph 9:

a “Facility Interest” means a legal, beneficial or economic interest acquired or to be acquired expressly and specifically in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

“Front Running” means undertaking any of the following activities prior to the Free to Trade Time which is intended to or is reasonably likely to encourage any person to take a Facility Interest except as a Syndication Lender:

(a)	communication with any person or the disclosure of any information to any person in relation to a Facility Interest;

(b)	making a price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)
entering into (or agreeing to enter into) any agreement, option or other arrangement, whether legally binding or not, giving rise to the assumption of any risk or participation in any exposure in relation to a Facility Interest.

This paragraph 9 is for the benefit of the Underwriters only.

10.	Confidentiality

Subject to the terms of the existing non-disclosure agreements between Fly and the Underwriters (which will, to the extent of any conflict between the terms of those agreements and this Letter, prevail), Fly and the Borrower acknowledge that the Mandate Documents are confidential and they shall not, without the prior written consent of each of the Underwriters, disclose the Mandate Documents or their contents to any other person except:

(a)	as required by law or by any applicable governmental or other regulatory authority or by any applicable stock exchange; and

(b)
to its employees or professional advisers for the purposes of the Proposed Transaction or the Facility who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice.

“Confidential Information” means all information relating to Fly and to any Obligor, the Facility Documents and/or the Facility which is provided to an Underwriter (the “Receiving Party”) in relation to the Facility Documents, the Facility or the Proposed Transaction by Fly or any Obligor or any of its affiliates or advisers (the “Providing Party”), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party; or

(b)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(c)
is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with Fly and the Obligors and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

11.	Publicity/Announcements

11.1	All publicity in connection with the Facility shall be managed by the Underwriters in consultation with Fly.

11.2	No announcements regarding the Facility or any roles as arranger, underwriter, bookrunner, lender or agent shall be made without the prior written consent of Fly and each of the Underwriters.

12.	Conflicts

12.1
Fly, the Borrower and each Underwriter acknowledges that the Underwriters or their Affiliates may provide debt financing, equity capital or other services to other persons with whom , Fly, AAB or their respective Affiliates may have conflicting interests in respect of the Facility in this or other transactions.

12.2
Fly, the Borrower and each Underwriter acknowledges that the Underwriters or their Affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

12.3
The Underwriters shall not use confidential information obtained from Fly, or its Affiliates for the purposes of the Facility in connection with providing services to other persons or furnish such information to such other persons.

12.4
Each of Fly and Borrower acknowledges that the Underwriters have no obligation to use any information obtained from another source for the purposes of the Facility or to furnish such information to Fly or the Borrower or any of their respective Affiliates.

13.	Assignments

13.1	Neither of Fly or the Borrower shall assign any of its rights or transfer any of its rights or obligations under the Mandate Documents without the prior written consent of each of the Underwriters.

13.2
The Underwriters may, with the consent of Fly (not to be unreasonably withheld) the Obligors or any other party, at any time transfer or assign all or any part of their commitment (but not its Syndication obligations or any other rights, duties or obligations under this Letter (in equal proportions) to other banks, financial institutions, insurers, reinsurers, trusts, funds or other entities which are regularly engaged in or established for the purpose of purchasing or investing in loans, securities or other financial assets provided that (i) no transfer or assignment to any competitor of Fly shall be permitted without the Borrower’s consent and (ii) any such transferee or assignee shall agree to be bound by the terms of this Letter. No transfer or assignment shall increase the obligations, or reduce any right or benefit, of the Obligors by reference to the laws in effect at the time of transfer or assignment.

14.	Termination

14.1	Any Underwriter may terminate its obligations under this Letter with immediate effect by notifying Fly and each other Underwriter if:

(a)
in its opinion, any of the conditions set out in paragraph 2 (Conditions) is not satisfied by the Facility Execution Date, or in the case of paragraph 2.1(a) or 2.1(b), after such Underwriter has provided Fly written notice of any such breach and such breach is not cured within ten (10) Business Days after such notice; or

(b)	either of Fly or AAB announces that it does not intend to proceed with the Proposed Transaction.

15.	Survival

15.1	Except for paragraphs 2 (Conditions), 3 (Underwriting Proportions) and 14 (Termination) the terms of this Letter shall survive and continue after the Facility Documents are signed.

15.2
Without prejudice to paragraph 15.1, paragraphs 5 (Payments), 8 (Indemnity), 10 (Confidentiality), 11 (Publicity/Announcements), 12 (Conflicts) and 14 (Termination) to 19 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of any Underwriter under the Mandate Documents.

16.	Entire Agreement

16.1
The Mandate Documents set out the entire agreement between Fly, the Borrower and the Underwriters as to arranging, managing the primary syndication of and underwriting the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility.

16.2	Any provision of a Mandate Document may only be amended or waived in writing signed by Fly and each of the Underwriters.

17.	Third Party Rights

17.1
Unless expressly provided to the contrary in this Letter, a person who is not a party to this Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

17.2	Notwithstanding any term of this Letter, the consent of any person who is not a party to this Letter is not required to rescind or vary this Letter at any time.

18.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

19.	Governing Law and Jurisdiction

19.1
This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

19.2
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

19.3	Without prejudice to any other mode of service allowed under any relevant law, Fly and the Borrower:

(a)
irrevocably appoints BBAM UK Limited. Venture House, Arlington Square, Downshire Way, Bracknell, RG12 1WA, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b)	agrees that failure by a process agent to notify Fly or the Borrower of the process will not invalidate the proceedings concerned.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this.

Yours faithfully

/s/	Simon Gagy	/s/	TOH Choon Yee

	Head of Loan Syndicate & Sales		Director

Southeast Asia

For and on behalf of

BNP PARIBAS

/s/	Cristina Chang

Vice President

For and on behalf of

CITIBANK, N.A.

/s/	Alan Ly

Director, Structured Asset Finance

For and on behalf of

COMMONWEALTH BANK OF AUSTRALIA, SINGAPORE BRANCH

/s/	Avishek Sen	/s/	Birenda Baid

	Director		Managing Director

For and on behalf of

DEUTSCHE BANK AG, SINGAPORE BRANCH

/s/	Colm Barrington

Chief Executive Officer

For and on behalf of

FLY LEASING LIMITED

APPENDIX

[Attach Term Sheet]

INDICATIVE TERM SHEET

The information contained in this document ("Term Sheet") is confidential and proprietary and is provided solely in connection with the proposed financing and may not be disclosed to parties not directly involved in the transaction without the prior written consent of the Underwriters (as defined below).  None of the Underwriters will provide legal, tax or accounting advice for the purposes of this transaction and therefore, whenever it is deemed necessary by each party, each party should obtain its own independent technical assessment of the transaction from its appointed legal, tax and accounting advisers. This Term Sheet is intended to summarize all material terms of the proposed financing, but does not represent a complete list of terms that may be expected to appear in final documentation, which remain subject to the mutual satisfaction of the Underwriters and FLY (as defined below).

Indicative proposal submitted by:

Date: 27 February 2018

	2-YEAR FACILITY	5-YEAR FACILITY
Borrower
The Borrower will be a newly established Bermuda incorporated, Irish tax resident, SPV, which will be ultimately owned by Fly Leasing Limited ("FLY").  The transaction will also utilize a Malta co-Borrower ("MaltaCo") for purposes of Taiwanese lenders (and other relevant jurisdictions).  MaltaCo will be a wholly owned subsidiary of the Borrower’s parent (the "Purchaser"), and will enter into an intercompany loan agreement reasonably satisfactory to the Underwriters.

The Borrower’s business will be limited to the borrowing of the Facility (as defined below) and all ancillary matters relating thereto.  The Purchaser’s business will be limited to the ownership of the Borrower and MaltaCo, the acquisition and ownership of HoldCo (as defined below) and related Asset Pool (as defined below) and all ancillary matters relating thereto.

Acquisition financing will be provided to the Borrower pursuant to a facility agreement (the "Facility").  The Borrower will use the acquisition financing to make loans to HoldCo to acquire the Asset Pool from Asia Aviation Capital Limited ("AAC") pursuant to a facility agreement between Borrower and HoldCo (the "HoldCo Facility").

It is anticipated that prior to the Closing Date (as defined below), AAC will establish a special purpose company ("HoldCo") that will acquire the Aircraft in the Asset Pool through newly established subsidiary special purpose companies or trusts organized or settled in jurisdictions which have ratified the Cape Town Convention and which are otherwise acceptable to the Underwriters (it being confirmed that Ireland and the United States are acceptable jurisdictions for such purposes) ("AOEs") either through conditional sale or direct sale, in each case as described below.  It is expected that legal title to each Aircraft will be held in an AOE which is a separate Irish bare trust (the "Irish Trust AOEs") beneficially owned by another AOE or by Holdco. There is no limitation on the number of Irish Trust AOEs which may be owned beneficially by a single AOE, however no AOE may directly (i.e. both legally and beneficially) own more than four (4) Aircraft.  HoldCo’s business and each AOE’s business will be limited to the acquisition, financing, ownership and leasing of aircraft and all ancillary matters relating thereto.

Simultaneously with the execution of the Facility and Holdco Facility documents, a wholly owned subsidiary of Incline B Aviation Limited Partnership (“Incline”) or one of its affiliates, will enter into a loan facility agreement (the "Incline Facility") with the Finance Parties related to the acquisition of a separate 35 aircraft portfolio from AAC.  While the conditions to the effectiveness of the Facility include the effectiveness of the Fly Facility, the Facility and the Incline Facility will not be cross-collateralized, cross-defaulted or have any similar provisions.

Funding Mechanics, Conditional Sale Structure and Direct Sale Structure
Funding Mechanics

It is anticipated that the Borrower will utilize the proceeds of the borrowings made on each Funding Date (as defined below) to make loans to HoldCo to fund the purchase of aircraft in the Asset Pool (the "Aircraft") that are available to be purchased on such Funding Date (a "Funding Date Purchase", and the Aircraft being purchased on such date, the "Funding Date Aircraft").  The funding of each Funding Date Purchase will occur in the following steps:

1.    The Borrower will make a borrowing under the Facility (or MaltaCo will make a borrowing under the Facility and on-lend the proceeds of the borrowing to the Borrower) in an amount no greater than the amount set forth in "Initial LTV" below with respect to any Funding Date Aircraft (the "Borrower Loans").  The Borrower Loans will be secured by the Borrower Loan Security assigned in favor of the Borrower Loan Security Trustee.

2.    The Borrower will on-lend to HoldCo (a "HoldCo Intercompany Loan") an amount equal to the Borrower Loan.  The HoldCo Intercompany Loans will be secured by the HoldCo Loan Security assigned in favor of the HoldCo Loan Security Trustee.

3.     AAC will issue a bearer note to HoldCo (the “AAC Bearer Note”) in exchange for a promissory note issued by HoldCo to AAC (the “HoldCo Interim Note”).  The amount of both the AAC Bearer Note and the HoldCo Interim Note will be equal to the difference between the purchase price for the Funding Date Aircraft and the Borrower Loan (the “Equity Amount”).

4.     HoldCo will (i) on-lend the proceeds of the HoldCo Intercompany Loan and (ii) transfer the AAC Bearer Note, in each case, to the AOE that will purchase the Funding Date Aircraft.

5.     Such AOE will (i) pay the proceeds of its HoldCo Intercompany Loan and (ii) transfer the AAC Bearer Note, to fund the purchase price of the Funding Date Aircraft (or in the case of a CSA Aircraft, to fund the First Instalment), with such purchases being completed either (x) by way of a direct sale pursuant to sale and purchase agreement ("SPA") with AAC or an affiliate of AAC (each, a "Seller") or (y) pursuant to a conditional sale agreement (a "CSA") with a Seller which will be funded as described below.

6.     The Borrower will then purchase the HoldCo Interim Note from AAC with funds provided by the Purchaser pursuant to a subordinated loan agreement (the “Subordinated Debt”) for the Equity Amount and the HoldCo Interim Note will thereafter constitute a HoldCo Intercompany Loan that is secured by the HoldCo Loan Security assigned in favor of the HoldCo Loan Security Trustee.

On each Funding Date, each of the actions described in this paragraph will happen substantially simultaneously in the order described above with the occurrence of each action being dependent on the occurrence of each other action.

The initial Funding Date is expected to occur not later than 6 months after the date of this Term Sheet and the Funding Dates for all Aircraft are expected to be completed not later than the expiration of the Availability Period.

On or promptly after the Funding Date for the final Aircraft, which will in any event occur not later than the expiration of the Availability Period, the Purchaser will purchase 100% of the equity of HoldCo from AAC for nominal consideration (the "Share Transfer Date") pursuant to the Share Purchase Agreement between the Purchaser, Fly, Incline, AAB and AAC (the "Share Purchase Agreement").

Conditional Sale Structure

It is anticipated that 13 of the Aircraft (the "CSA Aircraft") will be transferred to subsidiary AOEs of HoldCo by way of CSAs.  On the Funding Date of any CSA Aircraft (a "CSA Funding Date") beneficial ownership of a CSA Aircraft will be transferred by AAB (or its current owner, an affiliate of AAB) to AAC and then by AAC to an AOE owned by HoldCo upon payment of the First Instalment (as defined below), with legal title being transferred as soon as practically possible thereafter, but with an absolute obligation to transfer title no later than 90 days following the initial CSA Funding Date.

In relation to the CSA Aircraft:

(a)   on the CSA Funding Date, the relevant AOE will use all the proceeds of its HoldCo Intercompany Loan to make a loan to AAC (the "Intermediate Purchaser Loan").  After AAC has taken a bailment of the relevant CSA Aircraft from AAB and leased such CSA Aircraft back to AAB, the relevant AOE will pay to AAC an amount (the "First Instalment ") equal to the agreed purchase price for such CSA Aircraft minus $10, which will be satisfied through the discharge of the Intermediate Purchaser Loan and the transfer of the AAC Bearer Note to AAC;

(b)   upon receipt of the First Instalment, AAB will bail the aircraft to the relevant AOE pursuant to an English law bailment; and

(c)   the relevant AOE, as bailee of the Aircraft, will then immediately lease the Aircraft back to AAB (or to a lease in, lease out subsidiary of AAB, which in turn will sublease the Aircraft back to AAB).

Unless the CSA is terminated for a particular Aircraft, the date (the "Completion Date") on which legal title for each of the CSA Aircraft transfers to the relevant AOE is expected to take place no later than 6 weeks (and in any event must take place no later than 90 days) from the CSA Funding Date:

(a)   the relevant AOE (through funds sourced from additional HoldCo Intercompany Loans funded by the Borrower from additional Subordinated Debt) will pay to AAB the remaining balance of the purchase price (the "Final Instalment", being the difference between the First Instalment and the purchase price for such CSA Aircraft); and

(b)   subject to payment of the Final Instalment and to the satisfaction of certain other conditions precedent, AAB will pass legal title to the relevant AOE.

The only reasons for termination of the CSA will be (i) a total loss of the relevant CSA Aircraft or (ii) AAB or AAC defaulting in its obligation to transfer title under the relevant CSA or in its other obligations under the relevant CSA. In the case of a total loss, the relevant AOE will pay the applicable Final Instalment to AAC, title to the CSA Aircraft will be transferred to such AOE and any insurance proceeds will be paid over to such AOE.  In the case of an AAB or AAC default termination, the relevant AOE will be entitled to seek specific performance by AAC (and AAB) to transfer title to the CSA Aircraft in accordance with the CSA.

The obligation of AAB to transfer title to the Aircraft upon payment of the Final Instalment will be secured as described in "CSA Security" below.

Each sub-lease will be subject to a sub-lease security assignment and, in the case of sub-leases in respect of which the applicable lessee is AAB or an affiliate of AAB, expressly subject and subordinate to the applicable head lease.

Direct Sale Structure

The balance of the Aircraft (the "Direct Sale Aircraft") will not be subject to a CSA and legal title to those Aircraft will be transferred to an AOE that is a subsidiary of HoldCo by the Seller by way of a direct sale pursuant to a Direct Sale Agreement against payment in full of the relevant price for those Direct Sale Aircraft, which will be funded as described above, and subject to the satisfaction of certain conditions precedent.

AAB will guarantee the obligations of AAC under the Share Purchase Agreement, and will, via such guarantee and the assignment provisions in the CSAs, guarantee the obligations of the relevant titleholder to transfer title to the CSA Aircraft to the relevant AOE under the CSAs.  The rights of the Purchaser, HoldCo and the AOEs in respect of such guarantee will be assigned as described in Borrower Loan Security and HoldCo Loan Security below.

Recourse to FLY
Other than in respect of the pledge of maintenance reserves and security deposits when required pursuant to the Facility documents and covenants in respect of special purpose, solvency, separateness, corporate existence, limitation on liens, and limited purpose, the Lenders will not otherwise have recourse to FLY or any of its other subsidiaries or assets, other than the Borrower, MaltaCo, HoldCo and their subsidiaries and their respective assets.

Servicer	BBAM US LP and/or BBAM Aviation Services Limited.
Underwriters	BNP Paribas, Citibank, N.A., Commonwealth Bank of Australia, Singapore Branch, Deutsche Bank AG, Singapore Branch.
Lenders
BNP Paribas, Citibank, N.A., Commonwealth Bank of Australia, Singapore Branch, Deutsche Bank AG, Singapore Branch and such other institutions as are selected by the Underwriters and reasonably acceptable to FLY (and any lenders listed on the list of approved lenders attached as Appendix 5 are deemed acceptable to FLY but in any event excluding Competitors (as defined on Appendix 3).  The Lenders, the Security Trustees, the Facility Agent and the Hedge Counterparties are referred to as the "Finance Parties".

"Majority Lenders" means Lenders whose participation in the Facility then outstanding are, taken together, greater than 50% of the Total Facility Amount.  Amendments, supplements and waivers in relation to the Facility will require consent of Majority Lenders (other than certain customary core provisions which shall require unanimous Lender consent), provided that amendments to or waivers in respect of the Concentration Limits, the DSCR Test, the LTV Test and the Utilization Test will require approval of Lenders whose participation in the Facility then outstanding in the aggregate is at least 66 2/3% of the Total Facility Amount.

Borrower Loan Security Trustee	To be determined. The Borrower Loan Security Trustee will hold its interest in the Borrower Security in a security trust for the benefit of the Finance Parties.
HoldCo Loan Security Trustee
To be determined (but will be the same person who acts as Borrower Loan Security Trustee).  The HoldCo Loan Security Trustee will hold its interest in the HoldCo Loan Security in a security trust for the benefit of the Borrower (the "HoldCo Loan Security Trust").

Facility Agent	To be determined.
Sellers	AirAsia Berhad, Asia Aviation Capital Limited or an affiliate thereof.
Asset Pool	The portfolio of Aircraft as identified in Appendix 1.
Substitution
The Borrower may remove or change Aircraft in the Asset Pool (for the avoidance of doubt, following acquisition thereof by the applicable AOE and the acquisition of HoldCo by the Purchaser) by substituting for such Aircraft other A320 family aircraft on lease (pursuant to leases containing the Core Lease Provisions as set forth in Appendix 4) to AAB and its affiliated airlines (the "AAB Airlines") and the related collateral. Such removal or other changes of Aircraft in the Asset Pool will:

•              require that the LTV of the portfolio of Aircraft owned by the HoldCo after such substitution will be equal to or less than the LTV of the portfolio of Aircraft owned by the HoldCo prior to such substitution;

•              require that the DSCR of the portfolio of Aircraft owned by the HoldCo after such substitution will be equal to or greater than 1.20x (or, if the DSCR of the portfolio of Aircraft owned by the HoldCo immediately prior to such substitution is below 1.20x, not cause the DSCR to worsen) (in each case for the prior 3-months and assuming for this purpose that the acquired Aircraft were in the portfolio for the preceding 3 months when calculating post-substitution DSCR);

•              not cause the HoldCo to be in breach of the Concentration Limits (or cause any Concentration Limit that is in breach to worsen);

•              not result in the weighted average age (determined with reference to Appraised Values) of portfolio of Aircraft owned by the HoldCo after such substitution to be greater than the weighted average age (with reference to Appraised Values) of the portfolio of Aircraft owned by the HoldCo prior to such substitution; and

•             not result in the weighted average remaining lease term (determined with reference to Appraised Values) of the portfolio of Aircraft owned by the HoldCo after such substitution to be shorter than the weighted average remaining lease term (with reference to Appraised Values) of the portfolio of Aircraft owned by the HoldCo prior to such substitution.

For the foregoing purposes, the Appraised Values of the Aircraft will be based on the appraisals most recently delivered in respect of the Aircraft under the Facility documentation or, in the case of the proposed substitute Aircraft, the half-life current market values provided by Approved Appraisers in appraisals that are not more than three months old on the date of substitution.

If the HoldCo disposes of one or more Aircraft and intends to utilize the disposition proceeds to acquire substitute Aircraft, the HoldCo will be given a six-month window to complete the substitution.  Any such substitute Aircraft shall be on lease to AAB or an affiliate of AAB.  During such six-month window, the disposition proceeds (which must be in an amount at least equal to the amount described in the last bullet point of "Partial Prepayment upon Aircraft Sale" below) will be held in a secured account pending acquisition of such substitute Aircraft and for purposes of calculating the LTV test, the Borrower will receive credit for the amount of proceeds held in the secured account until a substitution is complete or the six-month period expires.  If disposition proceeds remain in the secured account at the expiration of such six-month period they will be run through the disposition waterfall.

Closing Date	The date the Facility Agreement is executed and delivered by all parties, which shall be no more than 90 days following the date of this Term Sheet.
Total Facility Amount	US$582.2mm, subject to "Initial LTV" below.
Facility Amount	25.0% of the Total Facility Amount funded under the 2-Year Facility (such amount, the "Tranche A1 Facility Amount")	75.0% of the Total Facility Amount funded under the 5-Year Facility (such amount, the "Tranche A2 Facility Amount")
Facility Amortization
Quarterly repayments, with the amortization profile being built on a mortgage style (level pay) basis with average annual amortization through maturity of 8.5% utilizing an assumed interest rate based on the interpolated swap maturity of the weighted average life of the loan (assuming no prepayments).

Quarterly repayments, with the amortization profile being built on a mortgage style (level pay) basis with average annual amortization through maturity of 8.5% utilizing an assumed interest rate based on the interpolated swap maturity of the weighted average life of the loan (assuming no prepayments).

Drawdown	No more than 15 drawdowns shall be permitted.
Use of Proceeds	To fund in part (a) the First Instalment of the CSA Aircraft, (b) the purchase price of the Direct Sale Aircraft and (c) in payment of agreed transaction fees and expenses.

Availability Period	The Facility will be available for drawing up to 10 months from the execution of the Share Purchase Agreement. Any undrawn amount after the Availability Period will be cancelled.
Tenor	2 years after the execution of the Facility, provided that up to 40% of the Tranche A1 Facility Amount may be extended for up to an additional 7 months (the "Extended Tranche A1 Facility").	5 years after the execution of the Facility.
Mandatory Prepayments
Customary for senior aircraft financing facilities, including:

•              The Asset Pool owned by the HoldCo falls below 3 Aircraft;

•              Sale of Aircraft (subject to the HoldCo’s right to effect a substitution as described above);

•              Event of Loss of an Aircraft;

•              Failure to complete the transfer of the shares in HoldCo and the AOEs to Purchaser by the end of the Availability Period;

•             Acceleration of the HoldCo Intercompany Loans or HoldCo Interim Notes for any reason (including as a result of the Share Transfer not occurring when required under the Share Purchase Agreement or the title to the relevant CSA Aircraft not transferring to the relevant AOE when required under the relevant CSA); and

•              An illegality event occurs.

Partial Prepayment upon Aircraft Sale
Subject to the HoldCo’s right to effect a substitution as described above, the HoldCo has discretion regarding the disposition of Aircraft in the Asset Pool, provided that:

•              no Event of Default has occurred and is continuing (unless the disposition will cure the default);

•             such disposition does not cause the HoldCo to be in breach of the Concentration Limits (or cause any Concentration Limit that is in breach to worsen);

•             such Disposition does not cause the DSCR of the portfolio of aircraft owned by the HoldCo after such disposition to be less than 1.15x (or, if the DSCR of the portfolio of Aircraft owned by the HoldCo immediately prior to such disposition is below 1.15x, does not cause the DSCR to worsen) (in each case for the prior 3-months and assuming for this purpose in calculating post-disposition DSCR that the lease rentals and the related debt service associated with such aircraft (and any prepayment made in connection with such Disposition) equals zero);

•             such disposition does not cause the LTV of the portfolio of Aircraft owned by the HoldCo after such disposition to be greater than the LTV of the portfolio of Aircraft owned by the HoldCo prior to such disposition; and

•              any disposition will generate cash proceeds (net of transactions costs (other than Servicer fees), including any associated hedge termination payments and amounts payable in seniority to item 3 under "Application of Proceeds – Disposition") equal to or greater than 100% of the principal amount of the Facility referable to the relevant Aircraft plus any other amounts owing in respect of such Aircraft, including accrued interest and breakage costs (including for this purpose any equity (or subordinated debt) infusion from FLY).

Sale proceeds of Aircraft shall be applied, in an amount determined under "Application of Proceeds - Disposition" below.

Optional Prepayments
Borrowings may be prepaid and commitments may be reduced, in whole or in part, with applicable intra-period breakage costs, in minimum amounts to be agreed, at the option of the Borrower at any time with 4 Business Days’ advance notice.  Amounts prepaid shall be applied in inverse order of maturity (a) first to repay the 2-Year Facility until it is fully repaid; and (b) second to repay the 5-Year Facility until it is fully repaid.

Prepayment Fees	None.
To the extent the 5-Year Facility is refinanced in its entirety, a fee shall be payable in connection with any optional prepayment or any mandatory prepayment relating to the sale of an aircraft, which such fee shall be equal to 1) 2% of the amount being prepaid in year 1; 2) 1% of the amount being prepaid in year 2; 3) thereafter, $0.

Change of Control
FLY shall remain 100% (direct or indirect) shareholder of the Purchaser and the Purchaser shall remain 100% direct owner of (i) the Borrower, (ii) MaltaCo and (ii) on and after the Share Transfer Date, HoldCo, for the tenor of the Facility.

Initial LTV
Not more than 72.5% of the mean of the half-life current market values provided by Aviation Specialists Group, Morten, Beyer & Agnew, Inc. and AVITAS, Inc. (the "Approved Appraisers"; and such value being, the "Appraised Value"), with appraisals dated no earlier than three months prior to the first Funding Date.  Each drawing shall be no greater than an amount equal to a 72.5% LTV in respect of the Aircraft to which such drawing relates.

LTV Test
•              Ongoing LTV step-down test, applied semi-annually, adjusted for negative MTM on hedging will be tested against the LTV Trigger Levels specified in the table in Appendix 2.

•              If the LTV is greater than the applicable LTV Trigger Level (an "LTV Trigger"), cash flow in the waterfall after payment of principal and interest will turbo, until the LTV Trigger is cured.

•              LTV test based on the mean of the half-life current market values provided by the three Approved Appraisers obtained on a semi-annual basis.

•              Appraised Values of any Aircraft that are not Utilized shall be reduced by 25%.

DSCR Test
Tested on each Payment Date, on each Aircraft sale, re-lease and on each Aircraft substitution (each such date, a "Test Date"); provided that no DSCR test will apply in respect of any Payment Date before the earlier of (a) the end of the Availability Period and (b) the date upon which there are no further Aircraft that may be purchased by HoldCo pursuant to the Share Purchase Agreement.

In connection with any re-leasing, the DSCR shall be tested on a forward looking basis assuming that the new lease in respect of the applicable Aircraft is in effect (to the exclusion of the outgoing lease), and if as a result of such re-lease a DSCR Trigger shall occur, or if a DSCR Trigger has already occurred, such re-lease causes a reduction in the DSCR, the consent of the Majority Lenders shall be required in respect of such re-lease.

If DSCR is less than 1.15x on any Test Date (a "DSCR Trigger"), cash flow in the waterfall will turbo until DSCR is equal to or greater than 1.15x.

"DSCR" means the quotient of (i) gross lease rentals (i.e. lease rentals, including maintenance reserves and security deposits, received by the HoldCo prior to application in the waterfall) for the immediately preceding 3 month period over (ii) principal payments plus interest expense plus swap payables minus swap receivables during the immediately preceding 3 month period.  For avoidance of doubt, in determining DSCR, Commitment Fees and Arranger Fees will not be an element of the calculation.

Utilization Test
Tested on each Test Date.

If the Utilization is less than 85%, cash flow in the waterfall will turbo until Utilization is equal to or greater than 85% (a "Utilization Trigger").

"Utilization" means the quotient of the Appraised Value for all Aircraft owned by the HoldCo that are Utilized over the Appraised Value of all Aircraft owned by the HoldCo.

"Utilized" means an Aircraft (i) is subject to a lease, (ii) has been subject to a lease in the preceding 6 months or (iii) is subject to a letter of intent to place the Aircraft on lease or dispose of the Aircraft.

Cash Sweep Event
The continuance of any LTV Trigger, DSCR Trigger, Utilization Trigger or, from and after the date that is 2 years after the execution of the Facility, any amounts remain outstanding under the Extended Tranche A1 Facility.

Drawn Margin
L + 1.50% per annum, provided that from and after the date that is 2 years after the execution of the Facility, the Drawn Margin in respect of the Extended Tranche A1 Facility shall step up to L + 2.50%.

L + 1.80% per annum
Representations & Warranties, Undertakings
Usual and customary for a transaction of this type which will include (but will not be limited to) the following: corporate existence; corporate power and authority; enforceability; governmental approvals; compliance with law; payment of taxes; absence of conflicts with law or contractual obligations; litigation; absence of default; ownership of material property; absence of liens (other than permitted liens); special purpose nature of entities; no defaults; solvency; ownership of subsidiaries; full disclosure of material factual information; validity, perfection and priority of security interests; use of proceeds; taxes; enforceability of guarantees; status of the Facility as senior debt; sanctions; anti-corruption, anti-money laundering and anti-terrorist laws; employees; Aircraft documents and leases.

Events of Default
•              Failure to pay interest, scheduled amortization, mandatory prepayments, hedge payments and other amounts, subject to a five business day grace period after the due date or 10 business day grace period for non-scheduled payments;

•              Failure to pay the outstanding balance of the Loans by the maturity date;

•              Bankruptcy-related events (subject to a 60-day grace periods in the case of certain involuntary bankruptcy events);

•              Material un-stayed judgments;

•              Breach of special purpose covenants (by Borrower, MaltaCo, HoldCo, AOE or a lease-in, lease-out subsidiary of HoldCo (a “LILO”) and insurance covenants;

•              Breach of anti-money laundering and sanctions covenants;

•              Breach of general covenants and warranties subject to cure periods and materiality (where customary and relevant);

•              Failure of the Security Trustees to have a first-ranking perfected security interest in the relevant collateral (subject to customary permitted liens, agreed time periods for perfection post-closing, and agreed limitations in respect of local law security and filings);

•              Termination, illegality, invalidity, unenforceability of any Facility documents;

•              Repudiation of any Facility documents; and

•              Change of Control.

Any Event of Default will trigger an immediate cash sweep if, and for so long as, such Event of Default is continuing.

CSA Security
The obligations of the Intermediate Purchaser and AAB to HoldCo under each CSA in respect of a CSA Aircraft will be secured in a manner that is usual and customary for transactions of this nature, including but not limited to:

•              a first priority fully perfected mortgage or equivalent over each CSA Aircraft, to be governed by such law as advised by Lenders’ counsel, and Cape Town filings as appropriate; provided that, to the extent the applicable Lessee is organized in a jurisdiction that has ratified the Cape Town Convention (other than Malaysia), no local law mortgage shall be required if the Borrower delivers an opinion of counsel confirming that the relevant Cape Town filings are all that is required to perfect a first priority security interest in the applicable Aircraft and Lease in such jurisdiction;

•              security assignment in respect of the Lease (including rights under any guarantees of such lessee’s obligations) and insurances, with an acknowledgment of such assignment from the relevant lessee including an acceptance of a direction to pay all amounts under the lease thereafter to the relevant pledged Borrower account;

•              signed but undated bills of sale and a power of attorney in favor of HoldCo and the HoldCo Loan Security Trustee; and

•              name (i) HoldCo and Borrower Security Trustee as contract parties on the insurance policies and (ii) the Borrower Security Trustee as sole loss payee or contract party (on an AVN 67B basis).

Borrower Loan Security
Usual and customary for transactions of this nature, including but not limited to:

•              a first priority charge/pledge over the shares of the Borrower, HoldCo and MaltaCo;

•              security assignments of each HoldCo Intercompany Loan, HoldCo Interim Note and the rights of Borrower under the Holdco Facility;

•              a security assignment of each hedging agreement;

•              assignment of the Purchaser's rights under the Share Purchase Agreement with a signed acknowledgement of assignment from AAC and AAB (which may be contained in the Share Purchase Agreement);

•              on and after the Share Transfer Date, cross guarantees by HoldCo and each AOE/LILO; and

•              a first priority security interest in all of the Borrower's right, title, benefit and interest in and to the HoldCo Loan Security Trust.

For the avoidance of doubt, the security package will secure the Borrower Loans made in respect of all Aircraft the subject of the Facility (i.e. the Facility is fully cross-collateralised). Such Security Documents may only be enforceable following an Event of Default which is continuing.

HoldCo Loan Security
Usual and customary for transactions of this nature, including but not limited to:

•              in respect of CSA Aircraft during the CSA Period, a first priority fully perfected security interest over: (a) each CSA that an AOE is party to, including such AOE’s interests in the Aircraft derived therefrom and (b) the CSA Security package, including assignments to the HoldCo Loan Security Trustee of all Cape Town filings made in favor of an AOE pursuant to the CSA and the CSA security package and acknowledgements of assignment from the Seller and the applicable Lessee;

•              share pledges or, as the case may be, beneficial interest security assignments in respect of any AOEs and LILOs;

•              prior to the Share Transfer Date, a share pledge over the shares in HoldCo; on the Share Transfer Date, such share pledge will either be assigned to the Borrower Loan Security Trustee, or replaced by a share pledge over the shares in HoldCo in favor of the Borrower Loan Security Trustee;

•              a first priority fully perfected mortgage or equivalent over each Aircraft, to be governed by such law as advised by Lenders’ counsel, and Cape Town filings as appropriate; provided that, to the extent the applicable Lessee is organized in a jurisdiction that has ratified the Cape Town Convention (other than Malaysia), no local law mortgage shall be required if the Borrower delivers an opinion of counsel confirming that the relevant Cape Town filings are all that is required to perfect a first priority security interest in the applicable Aircraft and Lease in such jurisdiction;

•              floating charges over rent accounts (mechanism to be agreed during documentation);

•              lease assignments (including rights under any guarantees of such lessee’s obligations) with an acknowledgment of such assignment from the relevant lessee; provided that, to the extent the applicable Lessee is organized in a jurisdiction that has ratified the Cape Town Convention (other than Malaysia), no local law lease assignment filings shall be required if the Borrower delivers an opinion of counsel confirming that the relevant Cape Town filings are all that is required to perfect a first priority security interest in the applicable Lease in such jurisdiction. The HoldCo Loan Security Trustee shall provide a quiet enjoyment undertaking in favour of the relevant lessee if so required under the lease;

•              assignments of rights of the AOEs/LILOs, the HoldCo or the Borrower (as the case may be) with respect to proceeds of insurances and reinsurances, including requisition compensation, required under the leases;

•              security assignment of proceeds of any security and/or maintenance rent letter(s) of credit;

•              where the relevant lessor is entitled to request such documentation pursuant to the terms of the relevant lease, the Borrower shall obtain a deregistration power of attorney from the relevant lessee in favour of the lessor and the HoldCo Loan Security Trustee;

•              if the relevant lessee is obliged to provide the same in accordance with the terms of the relevant lease, the Borrower shall obtain (i) an IDERA granted and executed by such lessee in favour of the HoldCo Loan Security Trustee, or (ii) an IDERA granted and executed by such lessee in favour of the lessor with a certified designee appointment granted and executed by such lessor in favour of the HoldCo Loan Security Trustee;

•              if the Aircraft is registered in the name of the owner, such owner shall grant an IDERA (or, as the case may be, a deregistration power of attorney) in favour of the HoldCo Loan Security Trustee;

•             assignments (or equivalent contractual protection/instrument) of the Manufacturer and engine manufacturer warranties in respect of the Aircraft and consents thereto (excluding the Lease Default Agreement and Tri-partite agreement or similar arrangements in respect of the Aircraft or engines, except as otherwise required under the penultimate bullet point in "Conditions Precedent" below);

•              assignment of Servicing Agreement with the Servicer;

•             assignment of HoldCo's and/or (as applicable) the relevant AOE's rights under the Share Purchase Agreement and each Direct Sale Agreement in respect of the Direct Sales, with a signed acknowledgement of assignment from each relevant counterparty, including the relevant Seller, AAC and AAB (which may be contained in such documents);

•              security assignments of each AOE Intercompany Loan; and

•              cross guarantees by each AOE/LILO of the HoldCo Intercompany Loans;

such security constituting the "Security" and documented under the "Security Documents".  The HoldCo Loan Security Trustee shall be named as loss payee (or a contract party on an AVN 67B basis) on the insurances on behalf of the Lenders in accordance with the "Insurance" section.

For the avoidance of doubt, the security package will secure the HoldCo Intercompany Loans made in respect of all Aircraft the subject of the Facility (i.e. the Facility is fully cross-collateralised). Such Security Documents may only be enforceable following an Event of Default which is continuing.

Maintenance reserves and security deposits relating to the Aircraft will not be separately pledged as part of the security package but instead will be applied in accordance with the priority of payments along with basic rent; provided that, upon (i) the occurrence of an Event of Default or (ii) two consecutive Payment Dates on which there is an uncured DSCR Trigger or (iii) the occurrence of an event of default in respect of any other financial indebtedness (excluding liabilities under interest rate hedging agreements and liabilities under limited or non-recourse transactions) of FLY or any subsidiaries in respect of amounts above US$50 million not being paid when due, whether at maturity, by acceleration or otherwise after allowing any applicable grace period, all maintenance reserves and security deposits (including the then applicable balances of amounts received pursuant to the leases and any amounts received after such occurrence) relating to the Aircraft shall be deposited into a pledged account until such time as the Event of Default is cured or the second consecutive Payment Date on which the DSCR is greater than 1.15x, such obligation to deposit maintenance reserves and security deposits shall be guaranteed by FLY.

Operations Reserve Account
An Operations Reserve Account will be maintained for the HoldCo with a required balance equal to the greater of (i) US$5 million and (ii) an amount sufficient to meet all Aircraft related expenditures (including security deposit return and maintenance reserve reimbursement under leases) based on the Servicer’s projections to fall in the following six months, taking into account forecast cash expenditures and receipts (such amount, the "Required Maintenance Reserve").  The Operations Reserve Account will have an initial balance of zero and will be incrementally funded through the waterfall on each Payment Date until it reaches the required amount.

Application of Proceeds – Payment Date
So long as no Event of Default is continuing, collections shall be applied in the following order of priorities on each quarterly payment date (each, a "Payment Date"):

1.     To pay any outstanding Security Trustee/Facility Agent fees and expenses, Servicer fees and expenses and other Borrower Expenses (as defined below), subject to an annual cap of $1,000,000 on Borrower Expenses (other than obligations due to Lessees pursuant to the Leases for which there are not adequate reserves in the Operations Reserve Account);

1.     Pro rata, to (i) interest payments under the Facility, (ii) Commitment Fees then due and payable, and (iii) net scheduled payments under hedging agreements to a Hedge Provider;

2.     Pro rata, (i) principal payments under the Facility and (ii) net termination payments under hedging agreements to a Hedge Provider where the Hedge Provider is not a defaulting counterparty;

3.     To the Operations Reserve Account, an amount necessary to make the balance equal the Required Maintenance Reserve;

4.     Other amounts due to the Finance Parties under the Facility;

5.     If a Cash Sweep Event is continuing, all available amounts first towards the outstanding principal on the 2-Year Facility and second towards the outstanding principal on the 5-Year Facility;

6.     Net termination payments under hedging agreements to a Hedge Provider where the Hedge Provider is a defaulting counterparty; and

7.     Distribution to or as directed by the Borrower.

"Borrower Expenses" means (i) expenses due and payable on the applicable Payment Date in respect of any amounts required to be paid to any lessee pursuant to the terms of the applicable lease (but only to the extent adequate reserves are not provided for in the Operations Reserve Account) and (ii) any out of pocket expenses for overhead and similar operating costs incurred by the Borrower, HoldCo, MaltaCo or the AOEs in the ordinary course of business unrelated to any particular aircraft or lease.

Application of Proceeds – Event of Default
So long as an Event of Default is continuing, collections shall be applied in the following order of priorities on each Payment Date:

1.     To pay any outstanding Security Trustee/Facility Agent fees and expenses, Servicer fees and expenses and other Borrower Expenses (as defined below),  subject to an annual cap of $1,000,000 on Borrower Expenses (other than obligations due to Lessees pursuant to the Leases for which there are not adequate reserves in the Operations Reserve Account);

2.     Pro rata, to (i) interest payments under the Facility, (ii) Commitment Fees then due and payable, and (iii) net scheduled payments under hedging agreements to a Hedge Provider;

3.     Pro rata, to (i) principal payments under the Facility and (ii) net termination payments under hedging agreements to a Hedge Provider where the Hedge Provider is not a defaulting counterparty;

4.     To the Operations Reserve Account, an amount necessary to make the balance equal the Required Maintenance Reserve;

5.     Other amounts due to the Finance Parties under the Facility;

6.     Net termination payments under hedging agreements to a Hedge Provider  where the Hedge Provider is a defaulting counterparty;

7.     Repayment in full of the principal amounts of the Facility; and

8.     Distribution to or as directed by the Borrower.

Application of Proceeds - Disposition
So long as no Event of Default is continuing, upon any Aircraft sale, sale proceeds shall be applied as set forth below (subject to the Borrower’s right to effect a substitution as described above utilizing sale proceeds).

1.     To pay any outstanding Security Trustee/Facility Agent fees and expenses, Servicer’s disposition fee and expenses and other expenses incurred by the Borrower, HoldCo and their subsidiaries and lessor payment obligations ;

2.     Interest payments in respect of the Loans being repaid;

3.     Pro rata, (i) an amount equal to the greater of (a) 100% of the principal amount of the Facility allocable to the relevant Aircraft (determined by reference to Appraised Values) and (b) any amount required to reduce the Total Facility Amount to a level where the LTV Test is satisfied shall be applied first towards the outstanding principal on the 2-Year Facility and second towards the outstanding principal on the 5-Year Facility; and (ii) net termination payments under hedging agreements to a  Hedge Provider;

4.     Other amounts due to the Finance Parties under the Facility; and

5.     Distribution to or as directed by the Borrower.

Hedging Requirement	None.
Within 90 days of the date of any advance of Loans under the 5 Year Facility, the Borrower shall enter into hedging agreements ("Hedging Agreements") in respect of 100% of the aggregate outstanding principal amount of the Loans associated with fixed rate leases pursuant to an ISDA-standard interest rate swap.  The Borrower shall be permitted, following any disposition, to terminate any Hedging Agreements related to the Aircraft subject to such disposition, provided that at no point shall more than 110% of the aggregate outstanding principal amount of the Loans associated with fixed rate leases be subject to Hedging Agreements.  Any termination payments in respect of Hedging Agreements shall be payable pari passu with principal on the Loans.

Re-Leasing Provisions
At expiry of any existing lease of an Aircraft, the Servicer will be permitted to re-lease the Aircraft so long as the new lease meets certain minimum criteria including but not limited to:

•              Core Lease Provisions as set forth in Appendix 4 attached hereto;

•              No breach Concentration Limits as a result of such re-lease (or a worsening of any Concentration Limit that is already in breach); and

•              Lenders’ security not adversely affected.

Concentration Limits
The HoldCo shall not

•             other than for AAB, execute a new lease, substitution or disposition that would result in one lessee representing more than 15% of the Asset Pool (by Aircraft value, based on the mean of the half-life current market values provided by the three Approved Appraisers), or 30% in the case of Thai AirAsia (solely in respect of a disposition; any new lease or substitution in respect of Thai AirAsia shall be subject to the 15% limit) or 22.5% in the case of Indonesia AirAsia (solely in respect of a disposition; any new lease or substitution in respect of Indonesia AirAsia shall be subject to the 17.5% limit);

•              lease any Aircraft in a sanctioned jurisdiction or to a sanctioned person; or

take any action in respect of disposition, substitution or re-leasing of aircraft which results in the weighted average remaining lease term of the Asset Pool being less than the then-remaining tenor of the 5 Year Facility.

In addition, the following concentration limits shall be imposed:

	Lessee Limits	% Appraised Value
	Single lessee[1]	15.00%

	Single jurisdiction[2]	25.00%

	North America	50.00%

	Developed Europe	50.00%

	Developed Asia/Pacific	40.00%

	Emerging Asia/Pacific[3]	30.00%

	Emerging Europe	20.00%

	South America	20.00%

	Middle East/Africa	20.00%

	Undesignated	10.00%

Algeria, Aruba, Azerbaijan, Bangladesh, Belarus, Bhutan, Bolivia, Cambodia, Cote D’Ivoire, Dominican Republic, Ecuador, Falkland Islands, Faroe Islands, French Guiana, French Polynesia, Ghana, Greenland, Guadeloupe, Guinea, Honduras, Kosovo, Laos, Lebanon, Macedonia, Madagascar, Maldives, Moldova, Mozambique, Namibia, Nepal, Netherlands Antilles, Nicaragua, Papua New Guinea, Paraguay, Puerto Rico, Samoa, Seychelles, Suriname, Tajikistan, Tanzania, Tonga, Ukraine, Uruguay, Vanuatu and Venezuela

Prohibited

Albania, Afghanistan, Armenia, Belize, Benin, Burundi, Cameroon, Cape Verde Islands, Central African Republic, Chad, Democratic Republic of the Congo, Republic of the Congo, Cuba, East Timor, Equatorial Guinea, Eritrea, Gabon, Gambia, Georgia, Grenada, Guatemala, Guyana, Haiti, Iran, Iraq, Kyrgyz Republic, Libya, Malawi, Myanmar, New Caledonia, Niger, Nigeria, North Korea, Pakistan[4], Rwanda, Sao Tome and Principe, Senegal, Solomon Islands, Sudan, Syria, Turkmenistan, Uganda, Uzbekistan, Western Sahara, Yemen, Zambia, Zimbabwe

At any time following such time as the principal amount owed by the Borrower under its Facility is less than US$250 million, the Borrower shall no longer be subject to the Concentration Limits, other than in respect of prohibited countries.

[1]	Excluding AAB and excluding Thai AirAsia and Indonesia AirAsia both of which are subject to separate limits set forth in the first bullet point of the Concentration Limits above.

[2]	Excluding the United States and AAB Aircraft. No further Aircraft shall be placed into Malaysia (excluding AAB aircraft) so long as AAB represents more than 25% of the portfolio by appraised value.

[3]	Excluding AAB group.

[4]	Exception for the 1 aircraft leased into Pakistan as at the date of this Term Sheet.

Weighted Average Lease Term
The HoldCo shall not take any action in respect of disposition or re-leasing of Aircraft which results in the weighted average remaining lease term of the Asset Pool being less than the then-remaining tenor of the 5 Year Facility.

Conditions Precedent
Conditions to Closing

Customary for a transaction of this nature including, but not limited to:

•              Satisfaction of conditions to closing of the Incline Facility;

•              Execution of a Facility agreement, share charges, security agreement and servicing agreement;

•              receipt of board approval of the Borrower and HoldCo;

•             receipt of relevant legal opinions as to, without limiting the generality of the foregoing (a) due execution, authorisation and enforceability against each relevant obligor in its respective jurisdiction of incorporation, (b) the governing law of the relevant Facility and Holdco Facility documents), and (c) tax opinions from E&Y (subject to Lenders signing a non-reliance letter with E&Y);

•              compliance with Know Your Customer requirements of the Finance Parties;

•              signed model agreed upon procedures letter from E&Y; and

•              each of the conditions to effectiveness of the Share Purchase Agreement shall have been met to the reasonable satisfaction of the Underwriters.

Conditions to Funding

Customary for a transaction of this nature including, but not limited to:

•              all Lease transaction documents (including bills of sale (plus evidence of full title chain, if available), security, lease documents and the Redelivery Compensation Agreement from AAB) related to a Funding Date Aircraft shall have been duly executed and copies delivered to the Security Trustee, which in the case of the Leases and the Redelivery Compensation Agreement, shall be substantially in the agreed forms previously reviewed by the Underwriters and with (in the case of the Leases) the economic terms therein consistent with the relevant data covered under E&Y's agreed upon procedures letter;

•             security being valid and in full force and effect, subject to any registration requirements to be completed as conditions subsequent;

•              evidence that the relevant Funding Date Aircraft are free and clear of liens, other than the leases and permitted liens;

•              there has not been any material damage to a Funding Date Aircraft that would cost over US$1.5mm to rectify;

•             receipt of relevant legal opinions as to, without limiting the generality of the foregoing (a) due execution, authorisation and enforceability against each relevant obligor in its respective jurisdiction of incorporation, (b) the governing law of the relevant Facility and Holdco Facility documents, and (c) bankruptcy and non-consolidation matters in relation to AAB and AAC);

•             all registrations, authorisations and consents shall have been obtained from any relevant authority/authorities, save for any registrations, authorisations and consents required to be completed as conditions subsequent as advised by legal counsel;

•             absence of proceedings, litigation that would have a material adverse affect on the ability of the Borrower or HoldCo to fulfill their respective obligations under the Facility or the HoldCo Facility documents;

•              receipt of appraisals in respect of the Funding Date Aircraft from the Approved Appraisers;

•              insurance opinions in respect of each Aircraft;

•              all fees due and owing by the Borrower to the Facility Agent, the Security Trustee and the Lenders shall have been paid (or will be paid in accordance with netting arrangements to be entered into between the Borrower and the Facility Agent);

•              the relevant AOE holds or will hold legal and beneficial title to the relevant Funding Date Aircraft (or beneficial title subject to the terms of the CSA in respect of CSA Aircraft) free and clear of all liens except permitted liens;

•              with respect only to the relevant Funding Date Aircraft, such Funding Date Aircraft not being off lease;

•              certificates evidencing that acceptable insurances/re-insurances are in place and premiums paid, and receipt of acceptable brokers’ letters of undertaking with respect to the relevant Funding Date Aircraft;

•              no Event of Default, incipient Event of Default or Mandatory Prepayment Events shall have occurred or would materialise but for the passing of any agreed grace period;

•              no total loss event or potential total loss event under any of the leases in respect of the relevant Funding Date Aircraft having occurred;

•              receipt of all relevant permits and licenses relating to the Funding Date Aircraft and as necessary to conduct flight operations by the Lessee (incl. AOC, certificate of airworthiness and certificate of registration) to the extent available under the applicable lease;

•              all relevant representations in the documentation being true and correct in all material respects at the time of drawdown and an officers’ certificate of the Borrower affirming the same;

•              receipt of most recent audited financial statements of FLY (unless publicly available);

•              no event of default or potential event of default (howsoever described) under the lease of the relevant Funding Date Aircraft shall have occurred;

•              the Pro Forma DSCR being not less than 1.15x on the relevant Funding Date. The "Pro Forma DSCR" means the DSCR, as tested on the relevant Funding Date on a forward looking 3-month basis assuming that all Aircraft that have not yet been funded as of such date are funded on such date and that the drawn amounts in respect of such Aircraft are the amounts set forth for such Aircraft in the model;

•             each of the conditions to the purchase of the applicable Aircraft pursuant to the Share Purchase Agreement shall have been met to the reasonable satisfaction of the Administrative Agent (and no provision of the Share Purchase Agreement shall be waived, amended, supplemented or otherwise modified (including any consents thereunder) in a manner material and adverse to the Underwriters without the consent of each Underwriter), any changes to the "Steps Plan" (material and adverse to the Underwriters) applicable to the relevant aircraft which require the consent of the Purchaser shall be satisfactory to the Administrative Agent acting reasonably, and any disclosure (material and adverse to the Underwriters) against the relevant seller's representations and warranties under the Sale and Purchase Agreement which needs to be satisfactory to the Purchaser shall be satisfactory to the Administrative Agent;

•             the Aircraft being subject to a Lease Default Agreement and Tri-partite agreement relating to the "power by hour" maintenance arrangements in respect of the Aircraft in substantially the form reviewed by the Underwriters prior to the date hereof and with such changes that are reasonably satisfactory to the Underwriters (it being understood that such agreements may not permit collateral assignment to financiers, but if they do the Borrower will cause HoldCo to take such actions contemplated by such agreements in respect of a collateral assignment either prior to Lease delivery or as a post-delivery undertaking); and

•             any other conditions precedent which are customary for transactions of this nature that are agreed between the parties.

Servicer Termination Events
Customary Servicer Termination Events shall be applicable, including without limitation:

•              the Servicer materially breaches the Servicing Agreement (including, without limitation, its obligation to act in accordance with the standard of care), and such breach continues unremedied for 60 days following a request from the Borrower or the Borrower Loan Security Trustee requiring such breach to be remedied;

•              the Servicer acts with gross negligence, willful misconduct, bad faith or reckless disregard under the Servicing Agreement or commits dishonest or fraudulent acts;

•              any representation or warranty of the Servicer was inaccurate when made and, if the underlying cause of inaccuracy is curable, such cause is not cured within 60 days following a  request from the Borrower or the Borrower Loan Security Trustee requiring such breach to be remedied;

•              the Servicer ceases to be actively involved in the aircraft leasing industry; and

•              the Borrower Loan Security Trustee has commenced foreclosure on the assets of the Borrower and the Borrower Loan Security Trustee has notified the Servicer that it terminates the Servicing Agreement.

If a Servicer Termination Event occurs, the HoldCo shall replace the Servicer, within 2 months, with a replacement servicer approved by the Majority Lenders and otherwise in accordance with procedures set forth in the Servicing Agreement.  If the HoldCo is unable to replace the Servicer within such time frame, (i) a full cash sweep of all collections shall occur and (ii) the Facility Agent, acting at the direction of the Majority Lenders shall be entitled to terminate the Servicer and engage a replacement servicer approved by the Majority Lenders.

Servicing Standard
The HoldCo will appoint the Servicer pursuant to a servicing agreement, to manage each Aircraft lease in accordance with the standard that a reputable international operating lessor would apply in the management, servicing and marketing of commercial jet aircraft and related assets.

Market Disruption Event
If at or about noon on the quotation day ("Quotation Day") in relation to a Loan for any interest period, (i) the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant interest period, or (ii) before close of business in London within 2 Business Days following the Quotation Day for the relevant interest period, the Facility Agent receives notifications from a Lender or Lenders, whose participation or combined participation in the case of several Lenders in the Loan is in excess of 35% of the total Loan amount, that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of  LIBOR by reason of circumstances affecting the London interbank market generally, then the rate of interest on the affected Lender’s share of that Loan for the interest period shall be the rate per annum which is the sum of:

(a)    the Margin; and

(b)   the rate notified to the Borrower (through the Facility Agent) by the affected Lenders within 3 business days and in any event before interest is due to be paid in respect of that interest period, to be that which expresses as a percentage rate per annum the cost to the affected Lenders of funding its or their participation in the Loan from whatever source it may reasonably select.

If a Market Disruption event occurs, there will be mitigation and exclusions to be agreed in the Facility documentation.

In this definition, "LIBOR" means either:

(a)   the applicable Screen Rate for the relevant Interest Period (to be defined in the transaction documents); or

(b)   (if no Screen Rate is available for the relevant currency or Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal points) as supplied to the Facility Agent at its request quoted by reference banks (as agreed with the Borrower) to leading banks in the London interbank market for deposits of US dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined, as of the specified time on the quotation date for the offering of deposits in the relevant currency for a period comparable to the interest period subject to mitigation and consultation with the Borrower.

For the avoidance of doubt, if the LIBOR is below zero at any point in time it shall be deemed to be zero.

Increased Costs
The Borrower will indemnify the Finance Parties on an after-tax basis in the event of the introduction of or any change in or compliance with any law (including new laws, rulings or interpretations, administration or application of existing laws, and "law" includes rules, regulations and directions etc. of any Central Bank, monetary or fiscal authority, or European Authorities) gives rise to any liability for taxation, increased costs, expenses or liabilities or reduced profit or rate of return from the Facility or its overall capital (including reserve, deposit, cash ratio, liquidity and capital adequacy requirements) to any of them.  Any claim for increased cost must be made no later than 270 days following the date such increased cost is incurred.  The Borrower will not be responsible for increased costs claimed past such date.

Basel II and III/CRD IV and Dodd Frank in the form implemented at the date of signing will be excluded.

The parties will agree in the Facility documentation to appropriate mitigation language in the case of Increased Costs including the option of voluntary prepayment without penalty or fee, change of lending office, restructuring of the financing structure and other reasonably acceptable mitigation.

Illegality
Subject as provided below, in the event of it being illegal for a Lender to participate or continue to participate in the Facility in any jurisdiction (including its being in contravention of any sanctions or other laws by reason of its participation in the Facility (but not by reason of any business or activity unconnected with such participation)), subject to a consultation period and provisions for mitigation (as below), the Borrower shall prepay that Lender’s portion of the Facility together with all interest, expenses and other amounts due and payable including Breakage Costs, if any, but without any prepayment fee or penalty.

The parties will agree in the final documentation to appropriate mitigation language in the case of Illegality (partial or total) including change of lending office, restructuring of the financing structure and other reasonably acceptable mitigation.

Governing Law	English law, except for security items requiring appropriate local law.
Lenders Counsel	Clifford Chance US LLP
Borrower Counsel	Vedder Price P.C.
Costs and Expenses
All transaction expenses (including legal fees and fees of appraisers) incurred by the Finance Parties (acting reasonably and in consultation with the Borrower) in the negotiation, preparation and utilisation of the Facility, and costs of the Approved Appraisers for delivering Appraisals, are for the account of the Borrower, whether the Facility closes or not (subject to such caps and limitations as may be agreed in advance). No expenses of third parties shall be incurred without the prior written approval of the Borrower.